Exhibit 1.3

Translation from Russian

Approved by decision of the
general shareholders’ meeting
of OAO Tatneft held on June 28, 2002
(as amended by the general shareholders’ meeting
held on June 30, 2006)

REGULATION

on the Board Of Directors Of Open Joint-Stock Company Tatneft

1.    GENERAL PROVISIONS

1.1    The Board of Directors of the Company shall exercise overall management of the Company's activities in order to increase the Сompany's profits and ensure its financial and economic stability.

1.2    The Board of Directors shall act within the scope of authority established by applicable laws, the Company's Charter and this Regulation.

2.    COMPETENCE OF THE BOARD OF DIRECTORS

2.1    The Board of Directors shall have the competence to decide all issues pertaining to the overall management of the Company's activities, with the exception of those issues referred by applicable law to the competence of the general shareholders’ meeting.

2.2    Pursuant to the current legislation and the Company's Charter, the Board of Directors shall have the following powers:

1)    determination of the Company’s business priorities;

2)    calling annual and extraordinary general shareholders’ meetings, with the exception of those instances stipulated by Clause 8 of Article 55 of the Federal Law ‘‘On Joint Stock Companies;’’

3)    approval of the agenda for any general shareholders’ meeting;

4)    determination of the date of compilation of the list of persons entitled to participate in a general shareholders’ meeting, and such other matters as fall within the competence of the Board of Directors of the Company and are related to the preparation and holding of a general shareholders’ meeting;

5)    an increase in the charter capital of the Company through a placement of additional shares within the numbers and classes (types) of its authorized shares;

6)    placement by the Company of bonds and other securities in the cases contemplated by the Federal Law ‘‘On Joint Stock Companies;’’

7)    determination of the price (monetary valuation) of property and the price of placement or buy-back of issued securities in the cases contemplated by the Federal Law ‘‘On Joint Stock Companies;’’

8)    acquisition of shares, bonds or other securities placed by the Company in the cases contemplated by the Federal Law ‘‘On Joint Stock Companies;’’

9)    establishment of the Company’s executive bodies and early termination of their powers;

10)    recommendations regarding the amount of compensations and reimbursements payable to members of the Audit Commission of the Company and determination of the amount of remuneration of the Company’s external auditor;

11)    recommendations regarding the amount of dividend on shares and the procedure for payment thereof;

12)    utilization of the Company’s reserve fund and other funds;

13)    establishment of the Company’s branches and representative offices;

14)    approval of transactions provided for by Chapters Х and XI of the Federal Law ‘‘On Joint Stock Companies,’’ as well as other transactions in accordance with the internal documents of the Company;

15)    approval of the Company’s registrar and the terms of an agreement with it, as well as termination of such agreement;

16)    adoption of a decision on introduction of amendments and additions to the Company’s Charter based on the results of placement of the Company shares, including amendments relating to an increase in the Company’s charter capital through placement of additional shares, and any other decision which forms the basis for placement of shares and issuable securities convertible into shares, as well as a registered report on the placement results;

17)    determination of the procedure for submission of all bills, reports, statements, the system for calculation of profit and loss, including rules relating to the amortization of property;

18)    approval or removal from office of the first deputy general director;

19)    appointment or removal from office of secretary of the Board of Directors, and determination of his functional duties;

20)    approval of the Company’s other internal documents in addition to those stipulated in Article 8.4 hereof, regulating matters that fall within the competence of the Board of Directors of the Company, with the exception of such internal documents whose approval falls within the competence of the general shareholders’ meeting and the Company’s executive bodies under the Charter;

21)    establishment of committees of the Board of Directors and approval of regulations thereon;

22)    adoption of the Corporate Governance Code and adoption of amendments thereto;

23)    adoption of criteria for the evaluation of work and determination of compensation to the members of the Board of Directors and Executive Board;

24)    other matters that do not fall within the competence of the general shareholders’ meeting and executive bodies of the Company.

2.3    Those issues falling within the competence of the Board of Directors of the Company may not be delegated for decision-making to the Company’s executive bodies.

2.4    A member of the Board of Directors shall not have independent authority and shall not influence the Company’s activities other than on the basis of resolutions of the Board of Directors.

Powers of members of the Board of Directors are determined by applicable law, the Company’s Charter and this Regulation.

3.    COMPOSITION OF THE BOARD OF DIRECTORS AND ELECTION OF ITS MEMBERS

3.1    The Board of Directors shall consist of 15 persons. Only an individual can be a member of the Board of Directors. Members of the Board of Directors shall be elected and their powers shall be terminated by the general shareholders’ meeting in accordance with the procedure provided for by the current legislation, the Company’s Charter and this Regulation.

A general shareholders’ meeting may take a decision on an early termination of authority only in respect of all members of the Board of Directors.

3.2    The Board of Directors may be reelected in the following instances:

–    if the term of office of the Board of Directors has expired;

–    if the powers of the Board of Directors are terminated in an early manner;

–    if the Board of Directors has less than 50% of the total number of members of the Board of Directors defined in the Charter.

3.3    Should the number of members of the Company’s Board of Directors become less than the number constituting the quorum required for decision making as defined in the Company’s Charter, the Board of Directors shall convene an extraordinary general shareholders' meeting in order to elect a new Board of Directors.

3.4    Not later than 30 days after the end of the financial year shareholders (a shareholder) who hold(s) in total at least two percent of the Company’s voting shares are (is) entitled to nominate candidates for the Board of Directors, provided that their number does not exceed the size of this body.

3.5    Nominations of candidates for the Board of Directors, including self-nominations, shall be submitted in writing, shall identify the submitting shareholder(s), indicate the numbers and classes (types) of their shares and shall be signed by such shareholder(s).

Nominations of candidates for the Board of Directors shall contain the name of each nominee and other information about the nominee, as stipulated by the Company’s Charter or internal documents.

Each nomination of candidate for the Board of Directors shall include the candidate’s written consent to his appointment. In order to publish his personal information, a candidate shall provide his photograph together with biographic data and work experience.

If candidates are nominated by a group of shareholders, an agreement in the form approved by the Board of Directors shall be submitted to the Board of Directors, which shall include, on a mandatory basis, signatures of parties thereto and an extract from the shareholders’ register as of the time of such nomination.

3.6    The Board of Directors shall consider the nominations received and shall decide to include them in the list of candidates for election to the Board of Directors within five days of expiry of the time limit specified in Article 3.4 hereof. Each nominated candidate shall be included in the list of candidates for voting in elections to the Board of Directors, with the exception of the following instances:

–    the time limit specified in Article 3.4 of this Regulation is not observed;

–    shareholders (a shareholder) do not (does not) hold the number of voting shares specified in Article 3.4 of this Regulation;

–    the nomination does not meet the requirements of applicable law, the Company’s Charter and this Regulation.

A substantiated decision by the Board of Directors to refuse to include a nominee on a list of candidates for elections to the Board of Directors shall be sent to the shareholder(s) who submitted such nomination within three days of the date of such decision.

When nominations to the Board of Directors are submitted by authorized persons requiring convocation of an extraordinary general shareholders’ meeting, the Board of Directors shall consider such nominations and take a decision within the time limits and in accordance with the procedure prescribed by applicable law.

3.7    Election of members of the Board of Directors is within the competence of a general shareholders’ meeting and is accomplished by cumulative voting.

During cumulative voting, the number of votes held by each shareholder shall be multiplied by the number of persons to be elected to the Company’s Board of Directors, and the shareholder may give all of the resulting votes for one candidate or divide such votes between two or more candidates.

Candidates collecting the highest number of votes shall be deemed elected to the Board of Directors.

3.8    On the day of the annual general shareholders’ meeting, members of the Board of Directors shall hold the first organizational meeting of the Board of Directors to elect a chairman of the Board of Directors from among their number, and the Board of Directors shall have the right at any time to re-elect its chairman by a majority vote.

The chairman of the Company's Board of Directors shall organize its work, call and preside over board meetings.

In the absence of the chairman of the Company's Board of Directors one of the members of the Board of Directors shall act as chairman by a decision of the Company's Board of Directors.

3.9    The Board of Directors shall appoint a Secretary of the Board of Directors who will arrange for holding the meetings of the Board of Directors and keeping their minutes and other documentation determined by the Board of Directors. The Secretary of the Board of Directors shall be deemed a member of executive administration of the Company’s General Director.

3.10    Secretary of the Board of Directors shall have the right:

–    to request materials necessary for preparation of issues for discussion at the meeting of the Board of Directors from officials of the Company’s executive administration and structural divisions;

–    to request information on implementation of decisions of the Board of Directors from officials of the Company’s executive administration and structural divisions;

–    to take part in discussion of items of the agenda of Board of Directors meetings with the right of deliberative vote.

Secretary of the Board of Directors shall be obligated:

–    to arrange for preparation of the place of the meeting of the Board of Directors at the appointed time;

–    to send prior notices of regular meetings of the Board of Directors to members of the Board of Directors together with the package of documents relating to the agenda;

–    to prepare minutes of meetings of the Board of Directors within 3 days following the relevant meeting and submit them for signature to the Chairman of the Board of Directors;

–    to timely deliver the resolution (or an extract from the minutes) of the Board of Directors to parties concerned;

–    to exercise control over the fulfillment of resolutions of the Board of Directors.

3.11    The shareholders shall be provided with the following additional information on each candidate for the Board of Directors:

–    information on positions held by the candidate during the last 5 years;

–    information on the nature of his relationships with the Company;

–    information on his membership in the Boards of Directors or his offices in other legal entities;

–    information on his nomination to the Board of Directors and election (appointment) to other legal entities;

–    information on his relationships with the Company’s affiliates and major counterparties;

–    information on such candidate’s compliance with the status of an independent director.

In addition, the shareholders shall be provided with information on the candidate’s refusal to disclose, whether in full or in part, the aforementioned information.

4.    RIGHTS AND OBLIGATIONS OF MEMBERS OF THE BOARD OF DIRECTORS. REMUNERATION PROCEDURE

4.1    Members of the Board of Directors shall be loyal to the Company.

A member of the Board of Directors shall inform the Board of Directors of any transactions (including loans, credits, pledges and sureties) in which he has certain interest and to which the Company is or intends to be a party prior to the decision to perform such transaction, and shall provide information required by law.

Members of the Board of Directors shall be deemed interested in the Company’s execution of a transaction if they themselves, or their spouses, parents, children, blood or non-blood brothers and sisters, foster parents, adopted children, and/or their affiliates:

–    hold (each or together) 20% or more shares, equities or ownership interests in a legal entity which is a party to or a beneficiary, intermediary, or agent in such transaction;

–    hold positions on a governing body of a legal entity which is a party to or a beneficiary, intermediary, or agent in such transaction, or positions on a governing body of the management organization of such legal entity;

–    in other instances provided for by the effective legislation and the Company’s Charter.

4.2    A decision to execute a transaction in which members of the Board of Directors may be deemed to be interested parties in accordance with the current legislation shall be taken by the Board of Directors by a majority vote of independent directors who are not interested in the performance of such transaction.

In the event that all members of the Board of Directors are deemed to be interested parties and/or are not independent directors, the transaction may be approved by a decision of the general shareholders' meeting made in accordance with the procedure prescribed by Article 83 of the Federal Law ‘‘On Joint Stock Companies.’’

An independent director shall be understood to mean such member of the Company’s Board of Directors who is not and has not been for one year immediately preceding the corresponding decision:

–    the person acting as the Company’s individual executive body, including its manager, a member of the collective executive body, or the holder of a position on a governing body of the management organization;

–    a person whose spouse, parents, children, blood or non-blood brothers and sisters, foster parents, or adopted children are holders of positions on such governing bodies of the Company or its management organization, and are the Company’s manager;

–    the Company’s affiliate other than a member of the Company’s Board of Directors.

4.3    Members of the Company’s Board of Directors shall not use or permit the use of the Company’s potential for any purposes other than those provided for by this Regulation.

Within the context of this Article, the term ‘‘the Company’s potential’’ shall mean:

–    all property and non-property rights of the Company;

–    the Company’s possibilities in the sphere of business activities;

–    any rights and powers of the Company which have certain value for the Company.

4.4    Members of the Board of Directors shall not have the right to receive, whether directly or indirectly, any remuneration for influencing decision making by the Board of Directors. Members of the Board of Directors shall be liable for any damage resulting from violation of this Article in accordance with applicable law.

4.5    In addition, members of the Board of Directors shall observe other rules established by a general shareholders’ meeting. Those members of the Board of Directors who fail to fulfill their obligations set forth in this Article shall be liable to the extent of all damage caused to the Company, including missed profit.

4.6    The amount of remuneration payable to members of the Board of Directors shall be established by decision of the general shareholders’ meeting on the basis of the results of work during the accounting period. The procedure for determining the amount of remuneration is established by the Company’s internal document (Regulation) depending on the Company’s profits.

5.    PROCEDURES OF THE BOARD OF DIRECTORS

5.1    The Board of Directors shall hold its meetings when necessary, and in any event at least once a month.

The first organizational meeting of the Board of Directors at which members of the Board of Directors elect its Chairman shall be held on the same day as the annual general shareholders’ meeting.

One of the meetings of the Board of Directors (the annual meeting) shall be held no later than one month before the annual shareholders’ meeting in order to consider and approve the draft annual report of the Company.

Meetings of the Board of Directors shall be called by the Chairman of the Board of Directors on his own initiative or at the request of members of the Board of Directors, Audit Commission or auditor, General Director or Management Board of the Company.

The Chairman of the Board of Directors shall organize its work. In the absence of the Chairman of the Board of Directors one of the members of the Board shall act as chairman by a decision of the Board of Directors.

For preliminary consideration of the most important matters referred to the competence of the Board of Directors, the Board of Directors shall form the following standing committees: the Audit Committee, the Disclosure Committee, the Human Resources and Remuneration Committee, the Corporate Governance Committee, interim committees (to decide certain matters) and working groups, and may engage external consultants on certain matters relating to its activities.

5.2    Notice of a meeting of the Board of Directors (except for the first organizational meeting) shall be sent to each member of the Board of Directors in writing no later than 7 days before the meeting in accordance with the procedure established by the Board of Directors. Such notice shall include the agenda of the meeting. The notice shall be accompanied by all necessary documents relating to the agenda. Those issues not included in the notice may be considered at the meeting of the Board of Directors only with the consent of the majority of its members. When necessary, any meeting of the Board of Directors may be postponed with the consent of all attending members of the Board of Directors.

5.3    The agenda of the meeting shall include, on a mandatory basis, issues proposed for consideration by shareholders together holding at least 5% of the Company's voting shares, members of the Board of Directors, Audit Commission, auditor, General Director and Management Board of the Company.

5.4    A meeting of the Board of Directors shall be deemed valid if it is attended by at least 50% of all members of the Board of Directors, with the exception of those members of Board of Directors who no longer serve thereon.

In the absence of a quorum, notices of a new meeting shall be sent.

If a member of the Board of Directors is unable to attend the meeting in person, he may send his opinion on the matter discussed in writing. Such opinion shall be considered at the meeting of the Board of Directors.

5.5    The procedures for the meetings of the Board of Directors shall be approved and amended by the Board of Directors.

5.6    When deciding issues at the Board of Directors meetings, each member of the Board of Directors is entitled to one vote. A member of the Board of Directors may not transfer his votes to another member of the Board of Directors or any other party. In the event of a tie, the Chairman of the Board of Directors shall have a casting vote.

5.7    All decisions of the Board of Directors shall be taken by a simple majority vote of its attending members by open voting.

5.8    In certain cases, the Board of Directors may take decisions by absentee vote—by poll among members of the Board of Directors. The Secretary of the Board of Directors shall be in charge for arranging the poll and shall send a draft resolution on proposed issues to members of the Board of Directors. If a member of the Board of Directors accepts the draft resolution, he shall approve it, and if he does not accept it, he shall express his special opinion on this matter.

5.9    Minutes of all meetings of the Board of Directors shall be kept in accordance with the procedure established thereby. Minutes of all meetings shall be accessible to any shareholder, member of the Board of Directors or his representative at the Company’s location or in other place determined by the Board of Directors.

Minutes of a meeting of the Board of Directors shall be prepared within 3 days after the meeting and shall include the place and time of the meeting, the persons in attendance, the meeting's agenda, the issues put to a vote and the results of voting with respect thereto, and decisions adopted.

All minutes shall be signed by the Chairman (or a person presiding over the meeting) and the Secretary of the Board of Directors.

Each minute shall be accompanied by special opinions of individual members of the Board of Directors.

5.10    Complaints against decisions of the Board of Directors shall be submitted for consideration to the next general shareholders’ meeting in accordance with the established procedure through the Board of Directors which shall submit such complaints together with its opinion.

A member of the Board of Directors who has special opinion shall have the right to express such opinion at a general shareholders’ meeting.